Exhibit 99.1

Masimo Acquires Assets of Spire Semiconductor to Advance Innovation, Speed Development, and Reduce Costs

Irvine, California – March 12, 2012 – Masimo (NASDAQ: MASI), the inventor of Masimo Rainbow Pulse CO-Oximetry™, Masimo Rainbow Acoustic Monitoring™, and Masimo SET® Measure-Through Motion and Low Perfusion pulse oximetry, today announced it has acquired substantially all of the assets of Spire Semiconductor, LLC, maker of advanced light emitting diode (LED) and other advanced component-level technologies. Masimo Semiconductor Inc, a newly-formed, wholly-owned subsidiary of Masimo Corporation, will operate the business going forward. The acquisition gives Masimo an advanced ability to develop custom components, accelerate development cycles, and optimize future product costs.

Spire Corporation CEO and Chairman of the Board, Roger Little stated: “Spire Semiconductor has developed a superior intellectual property portfolio and advanced optoelectronic technology that is well-suited for Masimo’s groundbreaking noninvasive patient monitoring technologies. For the past several years, Masimo has been one of Spire Semiconductor’s largest customers. Masimo can now leverage Spire Semiconductor’s strengths for an even greater impact on Masimo’s industry leading innovations.”

Joe Kiani, Masimo CEO and Chairman of the Board stated, “We believe that further advancements in noninvasive blood constituent monitoring technologies are unlikely using off-the-shelf optoelectronic components. Masimo Semiconductor will make the future possible and usher in a new era of technologic advancements for Masimo and ultimately our customers and patients.”

Masimo Semiconductor, based in Hudson, N.H., specializes in wafer epitaxy, foundry services, and device fabrication for biomedical, telecommunications, consumer products and other markets. Masimo Semiconductor will continue to lead the industry in development of custom optoelectronic components, concentrator photovoltaic (CPV) cells, photocathodes, PIN diodes, Avalanche diodes, laser power converters, thermo photovoltaics and laser diodes.

# # #

About Spire Corporation

Spire Corporation is a diversified company serving the solar energy, biomedical, telecommunications and defense industries worldwide with innovative products and services based upon a common technology platform. For further details on the Company and its products, please visit www.spirecorp.com.

Contact

Spire Corporation

Roger G. Little

Chairman & CEO

(781) 275-6000

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry™ technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow Acoustic Monitoring™, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow SET technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. Masimo SET and Masimo rainbow SET technologies can be also found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcome and Reducing Cost of Care…by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to: risks related to our assumptions of the repeatability of clinical results obtained using the new Masimo Pronto-7 and noninvasive sensor sizes, risks related to our belief that the Pronto-7 enables quick and easy noninvasive spot-checking of hemoglobin (SpHb®), SpO2, pulse rate, and perfusion index at the point-of-care for all patients, as well as other factors discussed in the “Risk Factors” section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. We do not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

—end—

Media Contact:

Mike Drummond

Masimo Corporation

Phone: (949) 297-7434

Email: mdrummond@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI, rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, Adaptive Threshold Alarm, and SEDLine are trademarks or registered trademarks of Masimo Corporation. The use of the trademarks Patient SafetyNet and PSN are under license from University HealthSystem Consortium.